Exhibit n.2

Report of Independent Registered Public Accounting Firm

Board of Directors

UTEK Corporation and Subsidiaries

Plant City, Florida

We have audited the senior securities table included in the accompanying registration statement on Form N-2 of UTEK Corporation and Subsidiaries as of December 31, 2005. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those require that we plan our audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects the senior securities of UTEK Corporation and Subsidiaries at December 31, 2005, in conformity with United States generally accepted accounting principles.

Pender Newkirk & Company LLP

Tampa, Florida

April 7, 2006